Exhibit 10.3

RESTRICTED COMMON SHARE UNIT AWARD AGREEMENT

(Time Vesting)

This RESTRICTED COMMON SHARE UNIT AWARD AGREEMENT (this “Agreement”) is entered into as of [Grant Date] (the “Effective Date”), by and between Whitestone REIT, a Maryland real estate investment trust (the “Company”), and [Participant] (the “Participant”). Capitalized terms not defined in this Agreement shall have the meanings ascribed to such terms in the Whitestone REIT 2018 Long-Term Equity Incentive Ownership Plan, as amended by that certain First Amendment to the Whitestone REIT 2018 Long-Term Equity Incentive Ownership Plan adopted effective as of May 15, 2025, and as it may be further amended from time to time (the “Plan”).

WHEREAS, the Company maintains the Plan, which is incorporated into and forms a part of this Agreement, and the Participant is an Employee and has been selected by the Committee to receive an award of Restricted Common Share Units under the Plan.

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

1.      Restricted Common Share Unit Award. The Participant is hereby granted [Total Number of Units] Restricted Common Share Units (the “Units”) subject to the restrictions and on the terms and conditions set forth in this Agreement (the “Award”). Each Unit shall represent the right to receive one (1) Common Share or, as provided herein at the discretion of the Committee, the cash equivalent thereof.

2.      Restrictions on the Units.

(a)    Period of Restriction. Except as otherwise set forth herein, all the Units issued to the Participant pursuant to this Agreement shall be subject to a period of restriction (the “Period of Restriction”) during which the Participant’s rights in and to such Units shall be subject to the limitations and obligations set forth in this Section 2.

(b)     Lapse of Period of Restriction.  The Period of Restriction shall lapse in accordance with the provisions of Exhibit A, which is attached hereto and forms part of this Agreement.  During the period that the Units are subject to the Period of Restriction, such Units are referred to herein as “Restricted Units.”

(c)    Delivery of the Common Shares. Subject to Section 2(d) below, upon the lapse of the Period of Restriction, each Restricted Unit that vests shall be converted into the right to receive a Common Share; provided, in the sole discretion of the Committee, the Company may elect to settle a Restricted Unit with a cash payment in an amount equal to the Fair Market Value of a Common Share. The Company will deliver to the Participant a Common Share or the equivalent cash payment, as applicable, for each such Unit on the applicable date of the lapse of the Period of Restriction or as soon as practicable (and in all events within 74 days) thereafter. The form of delivery of Common Shares (e.g., a share certificate or electronic entry evidencing such shares) shall be determined by the Company.

(d)    Termination of Service.  Notwithstanding any other provision of this Agreement to the contrary, if the Participant’s service as an Employee terminates for any reason (or no reason), other than the Participant’s death or Disability, any Restricted Units that are subject to the Period of Restriction on the date of the Participant’s termination shall be immediately forfeited by the Participant and shall be automatically transferred to and reacquired by the Company at no cost to the Company, and neither the Participant nor his or her heirs, executors, administrators or successors shall have any right or interest in such Restricted Units or the underlying Common Shares. In the event of the Participant’s death or Disability, any Restricted Units that are subject to the Period of Restriction on the date of death or Disability shall immediately vest and the Participant or his or her heirs, executors, administrators or successors shall have the right and interest in such Restricted Units.

3.      No Rights as a Shareholder. Until Common Shares shall have been delivered to the Participant in accordance with Section 2(c) hereof, subject to the terms of this Agreement and the Plan, the Participant shall have no rights of a shareholder with respect to the Restricted Units, including no right to vote the Restricted Units and no right to receive current dividends or dividend equivalents with respect to the Restricted Units.

4.       Change in Control. Notwithstanding Section 2 of this Agreement, if the Participant holds Restricted Units at the time a Change in Control occurs:

(a)    In the event the Successor assumes or substitutes for this Award in the Change in Control, the original terms of this Award shall continue in effect in respect of the Restricted Units which shall continue to be subject to Section 2(d) during the applicable Period of Restriction; provided, that if following the Change in Control, the Participant’s employment with the Successor is terminated without Cause by the Successor or on account of the Participant’s death or Disability, the Period of Restriction applicable to the Restricted Units Change in Control Units shall immediately thereupon lapse. Upon the lapse of the Period of Restriction in respect of any Restricted Units that were not previously forfeited, the Shares (or other securities resulting from an adjustment pursuant to Section 4.2 of the Plan) underlying the Restricted Units shall be delivered to the Participant as provided in Section 2(c) free of all vesting restrictions, limitations and conditions set forth herein.

(b)    In the event the Successor does not assume or substitute for this Award in the Change in Control, the Period of Restriction applicable to the Restricted Units shall immediately thereupon lapse and the Committee shall have the discretion to (i) deliver the Shares underlying the Restricted Units immediately prior to the occurrence of the Change in Control in accordance with Section 2(c) free of all restrictions, limitations and conditions set forth herein, (ii) make or provide for a cash payment to the Participant in an amount equal to the product of (A) the Fair Market Value of a Share in the Change in Control, multiplied by (B) the number of vested Restricted Units, or (iii) take such other action allowed under the Plan in respect of the Restricted Units.

5.    Withholding and Responsibility for Taxes.  Pursuant to Article 15.5 of the Plan, the Company, any Affiliate or any Subsidiary shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, any Affiliate or any Subsidiary, an amount sufficient to satisfy any federal, state, local or other taxes required by law to be withheld with respect to the Units.  The Participant may direct the Company to satisfy the withholding obligation with respect to the Units by the Company withholding Common Shares (otherwise deliverable pursuant to Section 2(c) above) having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes) that could be imposed on the transaction and, in any case in which it would not result in additional accounting expense to the Company, in excess of the minimum statutory withholding amount. The Participant understands that he or she (and not the Company, any Affiliate or any Subsidiary) shall be responsible for his or her own tax liability that may arise with respect to the Units and any Common Shares issued pursuant to this Agreement.

6.    Restrictions on Transfer. During the Period of Restriction, the Participant shall not sell, transfer, pledge, hypothecate, assign, exchange or otherwise dispose of the Restricted Units. Any attempted sale, transfer, pledge, hypothecation, assignment, exchange or other disposition shall be null and void and of no force or effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent.

7.    Plan Provisions Control. This Agreement is subject to the terms and conditions of the Plan, which are incorporated herein by reference. Notwithstanding anything to the contrary contained herein, the provisions of the Plan shall govern if and to the extent that there are inconsistencies between the provisions of the Plan and the provisions of this Agreement. The Participant acknowledges that the Participant has received a copy of the Plan prior to the execution of this Agreement.

8.    No Rights Conferred.  Nothing in this Agreement shall give the Participant any right to continue in the employ or service of the Company, any Affiliate or any Subsidiary and/or as a member of the Company’s Board of Trustees or in any other capacity, or interfere in any way with the right of the Company, any Affiliate or any Subsidiary to terminate the employment or services of the Participant.

9.    Consent to Electronic Delivery. The Company may choose to deliver certain materials relating to the Plan in electronic form. By accepting this Agreement, the Participant agrees that the Company may deliver the Plan prospectus and the Company’s annual report to the Participant in an electronic format. If at any time the Participant would prefer to receive paper copies of these documents, please contact the Chief Financial Officer of the Company to request paper copies of these documents.

10.    Adjustments. The number and kind of shares covered by this Agreement and other terms in this Agreement may be appropriately adjusted in accordance with Section 4.2 of the Plan.

11.    Compliance with Section 409A of the Code. The Participant hereby consents (without further consideration) to any change to this Agreement or the Award so the Participant can avoid paying penalties under Section 409A of the Code, even if those changes affect the terms and conditions of this Agreement of the Award and reduce its value or potential value.

12.    Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be assigned or transferred in whole or in part by the Participant, nor may the Participant delegate any duty or obligation under this Agreement, and any attempt to so assign, transfer or delegate shall be null and void and of no force or effect.

13.    Interpretation of this Agreement. All determinations and interpretations made by the Committee with regard to any questions arising under the Plan or this Agreement shall be final, binding and conclusive as to all persons, including without limitation the Participant and any person claiming rights from or through the Participant.

14.    Venue. Each party to this Agreement hereby irrevocably (i) consents and submits to the exclusive jurisdiction of the state and federal courts in Harris County, Texas in connection with any disputes arising out of this Agreement, and (ii) waives any objection based on venue or inconvenient forum with respect to any action instituted therein arising under this Agreement or the transactions contemplated hereby, and agrees that any dispute with respect to such matters shall be heard only in the courts described above.

15.    Governing Law; Entire Agreement; Amendment. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to such state’s conflict of laws principles. The Plan and this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof; provided, however, that if the Participant is party to an employment, change in control or similar agreement with the Company or an Affiliate and such agreement contains terms applicable to equity awards of the type granted by this Agreement that are more favorable to the Participant than is provided for in this Agreement, the terms of such employment, change in control or similar agreement shall control. This Agreement may be amended by the Committee, subject to the Participant’s consent if such amendment materially and adversely affects the rights of the Participant, except that the consent of the Participant shall not be required for any amendment made pursuant to Section 4.2 or Section 15.11 of the Plan, or as set forth in Section 11 of this Agreement.

16.    Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed given (i) when delivered personally, or (ii) three days after being deposited in the United States mail, by certified or registered mail, postage prepaid, or (iii) the next business day after sent by nationally recognized overnight delivery service, and addressed, if to the Company, at its principal place of business, Attention: Chief Financial Officer, and if to the Participant, at his or her most recent address as shown in the employment or stock records of the Company.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Whitestone REIT
By:
Name:
Title:

Participant: _______________________________

Date:

Exhibit A

LAPSE OF PERIOD OF RESTRICTION

The purpose of this Exhibit A is to set forth the date of lapse of the Period of Restriction under the terms of the attached Restricted Common Share Unit Award Agreement (the “Agreement”). This Exhibit A is incorporated into and forms a part of the Agreement.

The Period of Restriction will lapse as follows:

(c)	1/3rd of these Units will vest on _________
(d)	1/3rd of these Units will vest on _________
(e)	1/3rd of these Units will vest on _________